EXHIBIT 99.1

Date:          June 16, 2003
Contact:       Mendo Akdag, CEO

Phone:         (954) 979 5995
Fax:           (954) 971 0544

PETMED EXPRESS D/B/A 1-800-PETMEDS ANNOUNCES RECORD SALES AND
PROFITS FOR FISCAL 2003 FINANCIAL RESULTS - EXPECTS STRONG
REVENUES FOR THE FIRST QUARTER OF FISCAL 2004

Pompano Beach, Florida, June 16, 2003 - PetMed Express, Inc. (OTCBB: PETS) today announced results for the fiscal year ended March 31, 2003. Net income was $3,258,000, including a tax benefit of $581,000 which was recognized in the fourth quarter of fiscal 2003, or $.19 per share, $.16 diluted per share, for fiscal 2003, compared to net income of $825,000 or $.05 per share, $.04 diluted per share for fiscal 2002. Net sales for the fiscal year ended March 31, 2003 were $55.0 million, compared to $32.0 million for the year ended March 31, 2002, an increase of 72%. PetMed Express also reported new customer growth of approximately 414,000 customers in fiscal 2003.

Mendo Akdag, CEO, commented: "We are very pleased with the sustained profitability and the incremental increase in sales over the past year. The Company's business model, which was initiated in April 2001, with the vision of becoming the leading direct marketer of pet medications and a national household name has yielded strong results. Our sales have increased from $10.0 million for fiscal 2001, to $32.0 million for fiscal 2002, and to $55.0 million for fiscal 2003.

We are also excited about our prospects for our current fiscal year, and in particular our first quarter ending June 30, 2003. Net sales for the first two months of the quarter have increased 96% over the same period prior year. This increase during our "peak season" can be attributed to a boost from increased advertising spending and an increase in customer reorders."

Founded in 1996, PetMed Express is America's largest pet pharmacy, delivering prescription and non-prescription pet medications, health and nutritional supplements at competitive prices through the PetMed Express catalog, customer service representatives, and on the Internet through its website at www.1800PetMeds.com.
-------------------

This press release may contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risk and uncertainties, including the Company's ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such "forward-looking" statements are set forth in Management's Discussion and Analysis or Plan of Operations in the PetMed Express Annual Report on Form 10-KSB for the year ended March 31, 2003.

For investment relations contact PetMed Express, Inc., Pompano
Beach, Mendo Akdag, CEO, 954-979-5995.

                               # # #


                          99.1 page 1 - 2

                   PETMED EXPRESS, INC. AND SUBSIDIARIES
                            FINANCIAL HIGHLIGHTS

                    CONSOLIDATED STATEMENTS OF INCOME
                                  (AUDITED)


                                                    Year Ended March 31,
                                               ------------------------------
                                                    2003             2002
                                               -------------    -------------
                                                                <C
Sales                                          $  54,974,916    $  32,025,931
Cost of sales                                     31,517,639       18,894,493
                                               -------------    -------------
Gross profit                                      23,457,277       13,131,438
                                               -------------    -------------

Operating expenses:
   General and administrative                      7,956,786        6,094,493
   Advertising                                    11,649,811        5,717,242
   Severance charges                                    -             195,000
   Depreciation and amortization                     367,673          376,763
                                               -------------    -------------
Total operating expenses                          19,974,270       12,383,498
                                               -------------    -------------

Income from operations                             3,483,007          747,940
                                               -------------    -------------

Other income (expense)
   Adjustment of estimate for legal
     settlement                                         -             345,000
   Gain (loss) on disposal of property
     and equipment                                    15,000         (314,332)
   Interest expense                                  (30,658)         (48,835)
   Interest income                                     6,973           18,582
   Other, net                                          6,084           77,058
                                               -------------    -------------
Total other income (expense)                          (2,601)          77,473
                                               -------------    -------------

Income before provision for income taxes           3,480,406          825,413

Provision for income taxes                           222,841             -
                                               -------------    -------------
Net income                                     $   3,257,565    $     825,413
                                               =============    =============

Net income per common share:
   Basic                                       $        0.19    $        0.05
                                               =============    =============
   Diluted                                     $        0.16    $        0.04
                                               =============    =============



                             BALANCE SHEET DATA
                                  (AUDITED)

                                                 March 31,       March 31,
                                                   2003             2002
                                               -------------    -------------
                                                                <C

Working capital                                $   3,017,641    $     690,588
Total assets                                       9,025,796        4,654,236
Total liabilities                                  3,433,108        3,071,536
Total shareholders' equity                         5,592,688        1,582,700




                              99.1 page 2 - 2